EXHIBIT 99.2 PRESS RELEASE

Visual Networks, Inc. Announces Agreement to Dismiss Patent Infringement Suit and Settlement of Escrow Dispute

ROCKVILLE, MD, June 13, 2001—Visual Networks, Inc. (Nasdaq:VNWK), a leading provider of performance management solutions for communications networks and services, today announced the conclusion of two outstanding disputes. First, in the patent infringement lawsuit that was filed against Avesta Technologies, Inc., a wholly-owned subsidiary of Visual Networks®, in 1997, by System Management Arts Incorporated, the parties have agreed to dismiss the action without prejudice, preserving the parties the right to refile the action pending future developments of the Visual Trinity product.

      Visual Networks also announced that it has settled its escrow dispute with the former Avesta stockholders. Under the terms of the merger agreement between Visual Networks and Avesta, the equity holders of Avesta could have earned up to an additional 2 million shares of common stock, which were issued into escrow at the time of the merger, if certain sales goals were achieved in calendar 2000. Visual Networks determined that these sales goals had not been met. The Avesta equity holders disputed this determination and made a demand for the release of the shares to them. The dispute has been settled and all 2 million shares have been returned to Visual Networks. In addition, the former Avesta stockholders returned to Visual Networks approximately 134,000 shares of the original merger consideration in settlement of indemnification claims.

      “The positive resolution of these two disputes allows Visual Networks to exclusively focus all of our efforts at providing best-of-breed performance management solutions to service providers and their enterprise customers,” said Scott E. Stouffer, president and CEO of Visual Networks.

About Visual Networks, Inc.

      Founded in 1993, Visual Networks, Inc. (NASDAQ: VNWK), is a leading provider of service management solutions that drive performance and reliability into communications networks and services. Using Visual Networks’ solutions—Visual UpTime®, Visual IP InSight™, and Visual eWatcher™—service providers and enterprise customers can increase network reliability, dramatically reduce operational expenses, and lower their total cost of ownership. Visual Networks’ customers include AT&T, Cable & Wireless, Merrill Lynch, Prodigy, SBC, Sprint, Verizon, and WorldCom. Visual Networks’ headquarters are located in

Rockville, MD, with international offices in Europe, Asia, and Canada. For sales information in the U.S., call 1-800-240-4010 or visit www.visualnetworks.com.

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Visual Networks and Visual UpTime are registered trademarks and Visual IP InSight, and Visual eWatcher are trademarks of Visual Networks Technologies, Inc. Other slogans or names of actual companies, products, or services may be trademarks or service marks of their respective owners.

The press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding Visual Networks and its subsidiaries. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

Visual Networks assumes no obligation to update the information contained in this press release. Visual Networks’ future results may be impacted by risks associated with rapid technological change and the emerging services market, potential fluctuations in quarterly operating results, its dependence upon sole and limited source suppliers and fluctuations in component pricing, its dependence upon key employees, and its ability to retain employees. Visual Networks’ future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-Qs and its Annual Report on Form 10-K.